Exhibit 4.63
Private and confidential
Dated: 16th December, 2009

ADVENTURE NINE S.A.
(as owner)
and
FBB-FIRST BUSINESS BANK S.A.
(as mortgagee)

DEED OF COVENANT
supplemental to a First Priority Statutory
Bahamian Ship Mortgage over
M/V “FREE IMPALA”

DEED OF COVENANT
M/V “FREE IMPALA”
Under the Flag of the Commonwealth of the Bahamas
THIS DEED OF COVENANT is made this 16th day of December, 2009
B E T W E E N:
(1)	ADVENTURE NINE S.A., a corporation incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Owner”) (which expression shall include its successors and permitted assigns) and

(2)	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (hereinafter called the “Mortgagee” which expression shall include its successors and assigns).
W H E R E A S:
(A)	The Owner is the absolute and unencumbered legal and beneficial owner of the sixty-four sixty-fourth shares of and in the motor vessel “FREE IMPALA” built by Shanghai Shipyard, in 1997, lawfully and permanently registered under Bahamas flag in the Ships’ Register of the Port of Nassau and having Official No. 8000947, Call Sign C6UF9, IMO No.: 9138680, of 15888 gross tonnage and 8036 net tonnage, propelled by a diesel internal combustion engine of 6074 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described ship (the said Ship together with all aforesaid is hereinafter called the “Ship”).

(B)	By a Loan Agreement dated 15th December, 2009 (hereinafter as the same may from time to time be amended and/or supplemented called the “Loan Agreement”) entered into between (A) the Mortgagee, as lender and (B) the following companies including the Owner, as joint and several co-borrowers and co-debtors, i.e. ADVENTURE NINE S.A., of Marshall Islands and ADVENTURE TWELVE S.A., of Liberia (therein collectively referred to as the “Borrowers”), the Bank agreed, inter alia, to make available to the Borrowers on a joint and several basis and upon the terms and conditions therein contained a secured term loan in the amount of up to United States Dollars twenty seven million seven hundred and fifty thousand (US$27,750,000) (the “Loan”) for the purposes referred to therein.

(C)	It is a condition precedent for the Mortgagee to advance the Loan to the Borrowers and to maintain the Loan available to the Borrowers throughout the Security Period subject to the terms of the Loan Agreement that the Owner as security for, inter alia, its obligations under the said Loan Agreement shall execute, deliver and register a first priority Statutory Mortgage in favour of the Mortgagee over sixty-four sixty-fourth shares in the Ship and shall enter into a Deed of Covenant supplemental thereto in the form of this Deed and the

Owner has agreed to execute the said Statutory Mortgage and this Deed in favour of the Mortgagee in consideration of the foregoing.

(D)	There has contemporaneously with the execution of this Deed, been executed and delivered by the Owner to the Mortgagee the said Statutory Mortgage in account current form constituting a first mortgage of sixty-four sixty-fourth shares in the Ship.

(E)	This Deed is supplemental to the said Loan Agreement and the Statutory Mortgage aforesaid and to the security thereby created.
NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed unless the context otherwise requires, the following expressions shall have the following meaning:

“Account Current” means, as used in this Deed and in the Mortgage, an account which shall be kept by the Owner with the Mortgagee and to which the Mortgagee, shall (without demand or notice) debit the whole of the Secured indebtedness) and shall be deemed to include any and all accounts whatsoever now or from time to time kept by the Owner with the Mortgagee;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the legal currency, at any relevant time hereunder, of the United States of America;

“Earnings” means all moneys whatsoever due or to become due to the Owner at any time during the Security Period arising out of the use or operation of the Ship including (but without prejudice to the generality of the foregoing) all freight hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire remuneration for salvage and towage services, demurrage and detention moneys, contribution of any nature whatsoever in respect of general average and damages for breach (or payments for variation or termination) of any charter or contract of affreightment or other contract for the employment of the Ship; Provided, that if and so long as the Ship may be used for the purpose of any pooling arrangement or joint venture between the Owner and any other person or persons (the terms of which pooling arrangement or joint venture shall be subject to the prior written approval of the Mortgagee), the term “Earnings” shall be construed for the period during which the Ship is used for such purpose as meaning that proportion of the net revenue from the relevant pooling or joint venture agreement or agreements as is attributed to the Ship;

“Environmental Approvals” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to the Ship or her operation or the carriage of cargo and/or passengers thereon and/or provisions of goods and/or services on the Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-

compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

“Environmental Incident” means (i) any release of Material of Environmental Concern from the Ship, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Ship and which involves collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, where the Ship, the Owner or the Manager are at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Ship and where the Ship is liable to be arrested as a result and/or where the Owner or the Manager are at fault or otherwise liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America) which are from time to time and at any relevant time applicable to the Ship;

“Events of Default” means any of the events or circumstances described in Clauses 8.1 to 8.8 (incl.) hereof;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee or any Receiver) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or any Receiver in connection with the exercise of powers referred to in or granted by the Mortgage or this Deed or otherwise payable by the Owner in accordance with Clause 8 and Clause 12; and

(b)	interest on all such losses, liabilities, costs charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or any Receiver until the date of receipt or recovery thereof (whether before or after judgement) at a rate per annum calculated in accordance with Clause 2.3 hereof (as conclusively certified by the Mortgagee or such Receiver, as the case may be);
“General Assignment” means the Deed of Assignment bearing even date herewith whereby the Owner has assigned to the Mortgagee the Earnings, the Insurances and any Requisition Compensation of the Ship, as the same may from time to time thereafter be supplemented and/or amended;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship;

“ISM Code” means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
“LIBOR” means in relation to any amount and for any period:
(a)	the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuters Screen LIBOR01 at or about 11 a.m. London time on the Quotation Date (or, if the Mortgagee shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Mortgagee may determine) (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); and

(b)	if on such date no such rate is so displayed, LIBOR for such period shall be the rate determined by the Mortgagee in accordance with its usual practices to obtain similar deposit(s) in Dollars on the basis of the rates quoted by the Mortgagee as the Mortgagee’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;
“Loan” means the principal amount of Dollars twenty seven million seven hundred and fifty thousand ($27,750,000) advanced or to be advanced by the Mortgagee to the Borrowers or, as the context may require, the principal amount thereof outstanding at any relevant time under the Loan Agreement;

“Loan Agreement” means the Loan Agreement mentioned in Recital (B) hereto as the same may from time to time be amended or supplemented;

“Major casualty” means any casualty to the Ship in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Dollars two hundred thousand ($200,000) or the equivalent thereof in any other currency;

“Material of Environmental Concern” means and includes oil, oil products, pollutants, contaminants, toxic substances, as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;
“Mortgage” means the statutory mortgage mentioned in Recital (D) hereto;

“Mortgagee” includes its successors in title and assignees;

“Mortgaged Property” means:
(a)	the Ship;

(b)	the Insurances and all benefits thereof (including claims of whatsoever nature and return of premiums);

(c)	the Earnings;

(d)	Requisition Compensation;
“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Ship and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;
“person” includes any body of persons corporate or unincorporate;

“Receiver” means any receiver and/or manager appointed pursuant to Clause 8.2;

“Requisition Compensation” means all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Ship otherwise than by requisition for hire;

“Secured indebtedness” means the aggregate of (a) the Loan and interest thereon (and interest on any unpaid interest thereon and on any other sums of money on which interest is stated in the Loan Agreement to be payable), (b) all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Deed to be payable by the Owner to or recoverable from the Owner by the Mortgagee or any Receiver (or in respect of which the Owner agrees in this Deed to indemnify the Mortgagee or any Receiver) whether actually or contingently, presently or in the future together with interest thereon as provided in the Loan Agreement and this Deed and (c) all other sums of money from time to time owing to the Mortgagee under the Security Documents or any of them whether actually or contingently, presently or in the future;

“Security Documents” means the Loan Agreement, this Deed, the Mortgage, the General Assignment and any other such document as may have been or may hereafter be executed by any person as security for or as guarantee of the Secured Indebtedness or any part thereof as the same may hereafter be supplemented and/or amended and any such other document as is defined in the Loan Agreement as a Security Document;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Security Parties” means the Owner and any other party (other than the Mortgagee) to any of the Security Documents or any such person as is defined in the Loan Agreement as a Security Party and in singular means any of them;

“Ship” means the motor vessel “FREE IMPALA” described above in Recital (A) hereto;

“Total Loss” means:
(a)	actual or constructive or compromised or arranged total loss of the Ship; or

(b)	requisition for title or other compulsory acquisition of the Ship otherwise than by requisition for hire;

(c)	capture, seizure, arrest, detention or confiscation of the Ship by any government or by persons acting or purporting to act on behalf of any government unless the Ship be released from such seizure capture arrest or detention within one month after the occurrence thereof.
1.2	In Clause 5.1 hereof:
(a)	“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

(b)	“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P+I Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or (with respect to insurances commencing on or after (1/11/95)) the Institute Time Clauses (1/11/95) which may be insured by entry with such association or any equivalent provision); and

(c)	“war risks” includes the risk of war protection and indemnity, mines, terrorism, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 24 of the Institute Time Clauses (Hulls) (1/11/95).
1.3	This Deed shall be read together with the Loan Agreement and the other Security Documents, but in case of any conflict between the Loan Agreement and this Deed the provisions of the Loan Agreement shall prevail.

1.4	Notwithstanding that this Deed is supplemental to the Loan Agreement and the Mortgage it shall continue in full force and effect after any discharge of the Mortgage until full repayment of the Secured Indebtedness.
1.5	In this Deed:
(a)	Clause headings are inserted for convenience only and shall not affect the construction of this Deed and, unless otherwise specified, all references to Clauses are to clauses of this Deed;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to:
(i)	persons include bodies corporate and unincorporate;

(ii)	assets include property, rights and assets of every description;

(iii)	any document are to be construed as references to such document as amended or supplemented from time to time;

(iv)	any enactment include re-enactments, amendments and extensions thereof; and

(v)	“interest” means interest covenanted to be paid in accordance with Clauses 2, 6.15, 6.17, 7.1 and 8.1(g) and (h) hereof.
(d)	the expression “all sums for the time being owing to the Mortgagee” means the whole of the Secured Indebtedness.
1.6	Any expressions which are not defined herein shall have the meanings respectively assigned to them in Clause 1.2 of the Loan Agreement.
2.	PAYMENT COVENANTS

2.1	In consideration of the agreement of the Mortgagee to make available the Loan to the Borrowers and to maintain available the Loan to the Borrowers throughout the Security Period in accordance with the provisions of and subject to the terms and conditions of the Loan Agreement, the Owner hereby covenants with the Mortgagee to repay the Loan by (a) twenty eight (28) consecutive quarterly repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates so that the first be repaid three (3) months from the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) a balloon instalment of Dollars five million six hundred fifty thousand ($5,650,000) (the “Balloon Instalment”) falling due for payment together with the last (28th) Repayment Instalment on the Final Maturity Date; subject to the provisions of the Loan Agreement, each Repayment Instalment shall be in amounts as follows:
(i)	1st to 4th (both inclusive) of such Repayment Instalments shall be in the amount of Dollars five hundred thousand ($500,000) each; and

(ii)	5th to 28th (both inclusive) of such Repayment Instalments shall be in the amount of Dollars eight hundred and thirty seven thousand five hundred ($837,500) each;
Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments and the Balloon Instalment shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date and (d) on the Final Maturity Date the Borrowers shall also pay to the Mortgagee any and all other moneys then due and payable under this Agreement and the other Security Documents.

The Owner shall be entitled to prepay the Loan in whole or in part, subject to and in accordance with Clause 4.2 of the Loan Agreement and the Loan or any part thereof may become repayable or prepayable in accordance with Clauses 3.6, 4.3, 9.9, 12.1 and 12.2 of the Loan Agreement.

2.2	The Owner will pay in accordance with Clause 3.1 of the Loan Agreement to the Mortgagee interest on the Loan calculated on the actual number of days elapsed and on the basis of a 360 day year for each Interest Period relative thereto at the annual rate of interest which is conclusively certified by the Mortgagee to be the aggregate of (i) on three percentage points (3%) (the “Margin”) and (ii) LIBOR. Such interest shall be paid in arrears on the last day of each Interest Period, provided that, in the case of an Interest Period during which one or more Repayment Date(s) fall(s), interest accruing during such Interest Period shall be payable on each such Repayment Date and on the last day of such Interest Period;

Provided however, that the rate of interest for the Loan or the method of computation thereof may be varied in accordance with Clause 3.6 of the Loan Agreement; and

Provided always, that the actual method of calculating the Interest Rate payable in respect of the Loan or any part thereof and the dates for the payment thereof shall be governed by the relevant provisions of the Loan Agreement.

2.3	In the event of any delay by the Borrowers in the payment on the due date of any sum due under the Loan Agreement or any of the Security Documents the Owner shall, without affecting any other remedy of the Mortgagee, pay interest on all sums overdue from the due date therefor to the date of actual payment (as well as after as before judgement) at the interest rate per annum determined by the Mortgagee pursuant to Clause 3.4 of the Loan Agreement. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Mortgagee each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Mortgagee) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Mortgagee and each such day shall, for the purposes of the Loan Agreement and this Deed, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Mortgagee at its discretion including the amounts for which there is no default, even if the Mortgagee has not (yet) exercised its rights pursuant to Clause 9.9 (b) of the Loan Agreement. If for the reasons specified in Clause 3.6 of the Loan Agreement, the Mortgagee is unable to determine a rate in accordance with the foregoing provisions of this Clause 2.3, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Mortgagee to be two per cent (2%) per annum above the aggregate of the Margin and costs of funds to the Mortgagee as conclusively determined by the Mortgagee save for manifest error. Interest payable by the Owner as aforesaid shall be compounded semi-annually and shall be payable on demand.

Provided always that the actual method of calculating the Interest Rate in respect of any sum or sums overdue and the dates for the payment thereof shall be governed by the relevant provisions of the Loan Agreement.

2.4	The Owner will pay interest at a rate calculated in accordance with Clause 2.3 hereof (as if the moneys payable hereunder were amounts payable under the Loan Agreement) on any moneys which are by this Deed expressed to be payable on demand and which be not paid when demanded from the date of demand until payment (before or after any relevant judgement) Provided however, that this provision shall not affect the right of the Mortgagee to receive interest calculated at the rate herein prescribed from such date prior to demand being made as is provided for by Clauses 6.15 and 6.17, 7.1 and 8.1(g) and (h) hereof in relation to the matters therein referred to.

2.5	The Owner will pay to and/or indemnify the Mortgagee for such additional amounts as may be necessary in order that all payments under this Deed after deduction of for or on account of every present or future tax assessment or governmental charge imposed by any competent authority in any country to the revenue laws of which the Owner may for the time being be subject shall be no less than such payments would have been had thereto been no such tax assessment or charge.

2.6	The Owner will pay all such Expenses or other moneys as are stated in this Deed to be payable by the Owner to or recoverable from the Owner by the Mortgagee (or in respect of which the Owner agrees in this Deed to indemnify the Mortgagee) at the time and in the manner specified in this Deed.

2.7	The Owner will pay interest on any such Expenses or other moneys referred to in Clause 2.6 from the date on which the relevant expense, liability, loss, costs, duty, fee, charge or other money is paid or incurred by the Mortgagee (both before and after any relevant judgement) at the rate described in Clause 2.3, such interest to be payable on demand.

3.	MORTGAGE

In pursuance of the Loan Agreement, in consideration of the premises and by way of security for payment of the Secured Indebtedness THE OWNER WITH FULL TITLE GUARANTEE HEREBY MORTGAGES AND CHARGES to and in favour of the Mortgagee all its interest present and future in the Mortgaged Property and without prejudice to the generality of the foregoing HEREBY ASSIGNS AND AGREES to assign to the Mortgagee the Earnings the Insurances and all benefits thereof and any Requisition Compensation, PROVIDED HOWEVER that as to the payment and/or receipt and/or the application of any amount payable to and/or received by the Mortgagee in respect of the Earnings and/or the Insurances or any Requisition Compensation as well as any other matter relevant thereto the provisions of the General Assignment shall apply.

4.	PRESERVATION OF THE SECURITY — REMEDIES CUMULATIVE

4.1	It is declared and agreed that:
(a)	the security created by this Deed and the other Security Documents shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and the performance of all the obligations (express or implied) of the Owner in the Security Documents contained; and

(b)	the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee in respect of the Secured Indebtedness or any part thereof and the Mortgagee); and

(c)	the security so created shall be in addition to and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any deposit of documents, or any guarantee, lien, bill, note, mortgage or other security now or hereafter held by the Mortgagee, or any right or remedy of the Mortgagee thereunder and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof, or by the Mortgagee releasing, modifying or refraining from perfecting or enforcing any of the same, or granting time or indulgence or compounding with any person liable; and

(d)	all the rights, powers and remedies given to the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under the Loan Agreement, this Deed, the other Security Documents or at law and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(e)	no failure, delay or omission on the part of the Mortgagee to exercise any right, power or remedy vested in it under the Security Documents or any of them shall impair such right, power or remedy or be construed as a waiver of or as acquiescence in any default by the Owner and no express waiver given by the Mortgagee in relation to any default by the Owner or breach by the Owner of any of its obligations under this Deed shall prejudice the rights of the Mortgagee under the Mortgage and/or this Deed arising from any subsequent default or breach (whether or not such subsequent default or breach is of a nature different from the previous default or breach) nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy nor shall the giving by the Mortgagee of any consent to the doing of any act which by the terms hereof requires the consent of the Mortgagee prejudice the right of the Mortgagee to give or withhold as it think fit its consent to the doing of any other similar act; and

(f)	the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or to take any action to collect any moneys hereby assigned or to enforce any rights and benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled hereunder; and

(g)	the Mortgagee shall not be bound to enforce any of the other Security Documents before enforcing the security created by the Mortgage and this Deed (or either of them); and

(h)	any waiver by the Mortgagee of any terms of this Deed or any consent given by the Mortgagee under this Deed shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
4.2	Any settlement or discharge under the Mortgage and this Deed (or either of them) between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee by the Owner or any other person being avoided or set aside or ordered to be refunded or reduced by any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

4.3	The Owner waives any right it may have of first requiring the Mortgagee to proceed against or claim payment from any other person or enforce any guarantee or security (whether by the Owner or any other person) before enforcing the Mortgage and this Deed.

4.4	Any moneys received, recovered or realised by the Mortgagee under the Mortgage and/or this Deed or any of the other Security Documents to which the Owner is or is to be a party will be applied in or towards the discharge of the Secured Indebtedness.

4.5	Upon the Mortgagee being satisfied that the Secured Indebtedness has been unconditionally and irrevocably paid and discharged in full and following a written request therefore from the Owner, the Mortgagee will, subject to being indemnified to its satisfaction for the costs and expenses incurred by the Mortgagee in connection therewith, release the security created by the Mortgage.

5.	INSURANCES

5.1	The Owner further covenants with the Mortgagee and undertakes throughout the Security Period:
(a)	to insure and keep the Ship insured at no expense of the Mortgagee against (i) fire and usual marine risks (including excess risks) (ii) war risks (including excess risks) and (iii) protection and indemnity risks (including full insurance cover for oil pollution risks in the maximum amount available within the protection and indemnity risks) in accordance with Schedule 1 of the Loan Agreement;

(b)	to reimburse to the Mortgagee on the Mortgagee’s first demand from time to time all costs and expenses incurred by the Mortgagee (as conclusively certified by the Mortgagee) in effecting and keeping effected a Mortgagee’s Interest Insurance which the Mortgagee may at any time effect for an amount of 110% of the Loan upon such terms and with such insurers as the Mortgagee shall, in its absolute discretion, consider appropriate.
5.2	The Mortgagee shall be entitled to review the requirements of Clause 5.1 from time to time in order to take account of changes in circumstances after the date of this Deed (such changes in circumstances to include, without limitation, changes in the ship’s trading patterns, changes in applicable law and changes in the price and availability of insurance coverage). The Mortgagee may notify the Owner in writing from time to time of any modification to the requirements of Clause 5.1 which the Mortgagee shall specify and any such notification shall be binding on the Owner and shall take effect as an amendment to Clause 5.1.

6.	OWNER’S COVENANTS IN RESPECT OF THE SHIP

The Owner further covenants with the Mortgagee that throughout the Security Period the Owner will:

6.1	Ship’s name and registration

not (without the previous consent of the Mortgagee) to change the Ship’s name and/or the Owner’s name and to keep the Ship registered as a Bahamian flag Ship at the Port of Nassau and not to do or suffer to be done anything whereby such registration may be forfeited or imperilled and to procure that no attempts will be made to abandon, delete or remove the Ship from the said registry and/or enter the Ship in a special registry pursuant to charterparty arrangements or otherwise and/or change the Ship’s nationality without the consent of the Mortgagee and promptly furnish to the Mortgagee from time to time such proofs as the Mortgagee may request for its satisfaction with respect to the Owner’s compliance with the provisions of this sub-clause;

6.2	Modification

not without the previous consent in writing of the Mortgagee to make any further modification to the Ship which would involve material alterations of her structure type or performance characteristics other than in order to comply with any international convention or other provisions applicable to the Ship to enable her to trade on a world-wide basis;

6.3	Maintenance of Class — Compliance with Regulations — Repairs — Removal of Parts to keep the Ship or procure that the Ship is kept, in a good and efficient state of repair consistent with first-class ship-ownership and management practice and so as to be classed 100A1 with the Bureau Veritas or to a similar standard with another classification society of like standing and member of IACS to be specifically approved by the Mortgagee and to maintain such class free of recommendations affecting class save those notified and approved in writing by the Mortgagee and so as to comply with the provisions of the Merchant Shipping Acts and all other laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the Bahamian flag and applicable to vessels of the same type of the Ship trading to any jurisdiction to which the Ship may, subject to the provisions of this Deed, trade from time to time and to procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship and not to remove any material part of, or item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Encumbrance in favour of any person other than the Mortgagee and becomes on installation on the Ship, the property of the Owner and subject to the security constituted by the Mortgage and this Deed;

6.4	Surveys

to submit the Ship regularly to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

6.5	Inspection

to permit the Mortgagee by surveyors or other persons appointed by the Mortgagee on its behalf to board the Ship at all reasonable times and without interference for her trading for the purpose of inspecting her condition or for the purpose of satisfying itself in regard to proposed or executed repairs and to afford all proper facilities for such inspection;

6.6	Prevention of, and Release from, Arrest

to pay and discharge or procure the payment and discharge of all debts damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Ship, unless contested in good faith, and in event of arrest of the Ship pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of the Ship from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

6.7	Employment

not to employ the Ship or suffer her employment in any trade or business which is forbidden by International Law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not) not to employ the Ship or suffer her employment in carrying any contraband goods or to enter or trade to or to continue to trade in any zone after it has been declared a war zone by any Government or by the Ship’s war risks Insurers unless the Mortgagee shall have first given its consent thereto in writing and there shall have been effected by the Owner and at its expense such special insurance cover as the Mortgagee may require;

6.8	Information

promptly to furnish to the Mortgagee all such information as it may from time to time reasonably require regarding the Ship her employment position and engagement particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

6.9	Notification of Certain Events

to notify the Mortgagee forthwith by letter or in the case of urgency by telegram or telex of:
(a)	any accident to the Ship involving repairs the cost whereof will or is likely to exceed two hundred thousand Dollars ($200,000) (or the equivalent in any other currency), and

(b)	any occurrence in consequence whereof the Ship has become or is likely to become a Total Loss, and

(c)	any requirement or recommendation made by any insurer or classification society affecting class or by any competent authority which is not immediately complied with, and

(d)	any arrest of the Ship or the exercise or purported exercise of any lien on the Ship or her Earnings, which is not lifted within five (5) working days, and

(e)	any petition or notice of meeting to consider any resolution to wind-up the Owner (or any event analogous thereto under the laws of the place of its incorporation); and

(f)	any intended dry-docking of the Ship; and

(g)	the occurrence of any Event of Default, which is continuing;
6.10	Payment of Outgoings and Evidence of Payments

promptly to pay or procure the payment of, all tolls due and other outgoings whatsoever in respect of the Ship and to keep proper books of account in respect of the Ship and her Earnings and as and when the Mortgagee may so require to make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions from crew’s wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading;

6.11	Encumbrances

not to create or to suffer the creation of any Encumbrance on or in respect of the Ship nor other part of the Mortgaged Property in favour of any person other than the Mortgagee;

6.12	Sale or other Disposal

not without the previous consent in writing of the Mortgagee, which shall not be unreasonably withheld (and then only subject to such terms as the Mortgagee may impose) to sell, agree to sell or otherwise dispose of the Ship or any share or interest therein;

6.13	Chartering — Laid-up

not without the previous consent of the Mortgagee in writing (which shall not be unreasonably withheld except in the case under (a) below which the Mortgagee shall have full liberty to withhold):
(a)	to let the Ship on demise charter for any period; or

(b)	to let the Ship by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extension therein contained is likely to exceed twelve (12) months’ duration; or

(c)	to let the Ship on terms whereby more than two months’ hire is payable in advance; or

(d)	to let the Ship otherwise than on an arms length basis; or

(e)	to de-activate or lay up the Ship;
6.14	Repairer’s Liens

not without the previous consent in writing of the Mortgagee to put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed two hundred thousand Dollars ($200,000) (or the equivalent in any other currency) unless (i) such person shall first have given to the Mortgagee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise or (ii) the previous written consent of the Mortgagee shall have been obtained (which consent shall not be unreasonably withheld);

6.15	Maintenance and Protection of the Security

to pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend be put to or become liable for in or about the protection maintenance or enforcement of the security created by the Mortgage and this Deed or in or about the exercise by the Mortgagee of any of the powers vested in it under the Security Documents and to pay interest thereon at the rate provided for in Clause 2.3;

6.16	Sharing of Earnings

not without the previous consent in writing of the Mortgagee to enter into any agreement or arrangement whereby the Earnings may be shared with any other person;

6.17	Investigation, legal expenses, etc.

to pay on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever stamp duties (if any) registration fees and any other charges incurred by the Mortgagee in connection with the preparation, completion and registration of the Security Documents or otherwise in connection with the Secured Indebtedness and the security therefor and if any such amount be not paid forthwith upon demand being made to pay interest thereon at the rate prescribed in Clause 2.3 from the date of demand until the date of payment whether before or after any relevant judgement;

6.18	Manager

not without the previous consent in writing of the Mortgagee (such consent not to be unreasonably withheld and then only on and subject to terms and conditions acceptable to the Mortgagee) to appoint a manager of the Ship other than the Manager;

6.19	Conveyance

where the Ship is (or is to be) sold in exercise of any power contained in the Mortgage and this Deed, to execute, forthwith upon request by the Mortgagee, such form of conveyance of the Ship as the Mortgagee may require;

6.20	Compliance with Environmental Laws — Notification
(a)	comply with, and procure that all Environmental Affiliates of the Owner comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Owner obtain and comply with, all Environmental Approvals applicable to and relating to the Ship, her operation or management and the business of the Owner from time to time;

(b)	notify the Mortgagee forthwith upon:
(i)	any Environmental Claim being or made against the Owner, the Manager or otherwise in connection with the Ship;

(ii)	any Environmental Incident occurring,
and keep the Mortgagee promptly advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Owner’s response to such Environmental Claim or Environmental Incident and on such regular basis and in such detail as the Mortgagee shall require;
6.21	Compliance with obligations

without prejudice to the provisions of Section 34 of the Merchant Shipping Act 1894, to perform all the obligations assumed by the Owner in relation to the Ship without any liability to the Mortgagee in the event of failure by the Owner to perform its obligations in respect thereof;

6.22	Compliance with ISM Code

procure that the Manager and any Operator will:
(a)	comply with and ensure that any Operator and the Manager and the Ship comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(b)	immediately inform the Mortgagee if there is any threatened or actual withdrawal of the Owner’s the Manager’s or an Operator’s or DOC or the SMC in respect of the Ship; and

(c)	promptly inform the Mortgagee upon the issue to the Owner, the Manager or any Operator of a DOC and to the Ship of an SMC or the receipt by the Owner, the Manager or any Operator of notification that its application for the same has been realised;
6.23	Compliance with ISPS Code
the Owner will procure that the Owner or any Operator will:
(i)	maintain at all times a valid and current ISSC in respect of the Ship;

(ii)	immediately notify the Mortgagee in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Ship; and

(iii)	procure that the Ship will comply at all times with the ISPS Code; and
6.24	Notice of Mortgage

to keep the Mortgage registered against the Ship as a valid first priority mortgage, to carry on board the Ship a certified copy of the Mortgage and this Deed and (if this is required by the laws of the Flag State) to place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Mortgagee.
7.	PROTECTION OF THE SECURITY

7.1	The Mortgagee shall, without prejudice to its other rights and powers hereunder, be entitled (but not bound) at any time and so often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting the security created by this Deed and the other Security Documents and each and every expense or liability so incurred by the Mortgagee in or about the protection of the security hereby and by the Mortgage constituted shall be repayable to it by the Owner on demand together with interest thereon at the rate provided for in Clause 2.3 from the date whereon such expense or liability was incurred by the Mortgagee until the date of payment, whether before or after any relevant judgement.

7.2	Without prejudice to the generality of the foregoing:
(a)	in the event that the Owner does not comply with the provisions of Clause 5.1 hereof or any of them the Mortgagee shall be at liberty to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit;

(b)	in event that the Owner does not comply with the provisions of Clause 6.3 and/or 6.4 hereof or any of them the Mortgagee shall be at liberty to arrange for the carrying out of such repairs and/or surveys as it may deem expedient or necessary; and

(c)	in event that the Owner does not comply with the provisions of Clause 6.6 hereof or any of them the Mortgagee shall be at liberty to pay and discharge all such debts damages and liabilities as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship.
8.	EVENTS OF DEFAULT

There shall be an Event of Default whenever an event occurs described in Clauses 8.1 to 8.8:

8.1	Non Performance of Obligations
(a)	the Owner or any other Security Party fails to pay any sum due from the Owner or, as the case may be such Security Party, under the Loan Agreement and/or any of the other Security Documents at the time, in the currency and in the manner stipulated herein and/or any of the other Security Documents, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or

(b)	failure by the Owner to observe and perform any one or more of the covenants, terms or obligations contained in the Loan Agreement, the Mortgage, this Deed and/or any other Security Document relating to the Insurances; or

(c)	any breach by the Owner of or omission of the Owner to observe any of the covenants, terms, obligations or undertakings under the Loan Agreement, the Mortgage, this Deed and/or any of the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the reasonable opinion of the Mortgagee is capable of remedy, such action as the Mortgagee may require shall not have been taken within ten (10) days of the Mortgagee notifying the Owner of such required action to remedy the breach or omission); or

(d)	the Owner or any other Security Party fails to observe and perform any one or more of the covenants, terms or obligations contained in the Loan Agreement and/or any other Security Document relating to the Insurances; or
8.2	Events affecting the Owner
(a)	the Owner is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by the Owner or petition presented for the winding-up or dissolution of the Owner or for the appointment of a liquidator, trustee, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of the Owner; or

(b)	the Owner becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due (or within the meaning of section 123 of The Insolvency Act 1986) or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Owner under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(c)	an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of the Owner or a distress execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of the Owner and is not discharged within fourteen (14) days; or

(d)	all or a material part of the undertakings, assets, rights or revenues of the Owner are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(e)	any event occurs or proceeding is taken with respect to the Owner in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 8.2(a) to 8.2(d); or

(f)	the Owner suspends or ceases or threatens to suspend or cease to carry on its business; or

(g)	there occurs, in the reasonable opinion of the Mortgagee, a materially adverse change in the financial condition of the Owner; or

(h)	any other event occurs or circumstances arise which, in the reasonable opinion of the Mortgagee, is likely materially and adversely to affect either (i) the ability of the Owner to perform all or any of its obligations under or otherwise to comply with the terms of the Loan Agreement, the Mortgage, this Deed and/or any of the other Security Documents, or (ii) the security created by the Loan Agreement, the Mortgage, this Deed and/or any of the other Security Documents; or

(i)	(without the prior written consent of the Mortgagee) there is any change in the beneficial ownership of the shares in the Owner and the Manager which is not otherwise permitted under the terms of the Loan Agreement; or

(j)	a meeting is convened by the Owner for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital, without the Mortgagee’s prior written consent which shall not be unreasonably withheld; or
8.3	Representations Incorrect

any representation or warranty made or deemed to be made or repeated by or in respect of the Owner in or pursuant to the Loan Agreement, this Deed or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under the Loan Agreement, this Deed or any of the other Security Documents is or proves to have been intentionally and/or fraudulently incorrect in any material respect; or
8.4	Cross default of the Owner in respect of other Indebtedness

any Indebtedness of the Owner is not paid when due or becomes due and payable (unless contested in good faith with the appropriate judicial proceedings);

8.5	Events affecting the Security Documents

(a)	the Loan Agreement, the Mortgage, this Deed or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Mortgagee), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Owner to fulfil any of its covenants and obligations contained in the Loan Agreement, the Mortgage, this Deed or any of the Security Documents or for the Mortgagee to exercise the rights vested in it thereunder or otherwise; or

(b)	any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Owner to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Loan Agreement, the Mortgage, this Deed and/or any of the other Security Documents or the performance by the Owner of its obligations under the Loan Agreement, the Mortgage, this Deed and/or any of the other Security Documents is modified in a manner unacceptable to the Mortgagee or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect. The occurrence of any of the circumstances described in this Sub-clause (b) hereinabove would not give rise to an Event of Default if the Owner remedies the relevant circumstances within ten (10) days after the occurrence of such modification, not granting, revocation, termination or expiry or not renewal (as the case may be) of any such consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts; or

(c)	any Encumbrance in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) is enforced; or

(d)	the registration of the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or if the validity or priority of the Mortgage is contested; or

8.6	Events concerning the Security Parties

any of the events referred to in Clauses 8.2 to 8.5 occurs (amended as appropriate) in relation to any Security Party; or

8.7	Environmental Events

(a)	the Owner and/or the Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Mortgagee) reasonably be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Owner or the Manager or on the security created by any of the Security Documents; or

(b)	the Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including without limitation, liability for Environmental Claims arising in jurisdictions where the Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time and the relevant cover is not reinstated or reconstituted in a manner meeting the requirements of the Loan Agreement and this Deed within seven (7) days of such cancellation, qualification or exclusion; or

cancellation, qualification or exclusion at any time and the relevant cover is not reinstated or reconstituted in a manner meeting the requirements of the Loan Agreement and this Deed within seven (7) days of such cancellation, qualification or exclusion; or

8.8	Events affecting the Ship

(a)	the Ship becomes a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Mortgagee may result in the Ship being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Lenders under the relevant General Assignment within a period of one hundred eighty (180) days from the earlier of: (1) the date such Total Loss occurred and (2) the date on which in the reasonable opinion of the Mortgagee the incident may result in the Ship being subsequently determined to be a Total Toss has occurred; or

(b)	the Ship ceases to be managed by the Manager (for any reason other than the reason of a Total Loss or sale of the Ship) with the approval of the Mortgagee (such approval not to be unreasonably withheld) and the Owner fail to appoint an Manager within seven (7) days after the termination of the Management Agreement with the previous Manager; or

(c)	the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner thereof and such Owner shall fail to procure the release of the Ship within a period of fourteen (14) days thereafter; or

(d)	the registration of the Ship under the laws of the state under the flag of which she is registered of the is cancelled or terminated without the prior written consent of the Mortgagee or, if the Ship is only provisionally registered on the relevant Drawdown Date and is not permanently registered under the laws and flag of the of the state under the flag of which she is registered at least thirty (30) days prior to the final deadline for completing such permanent registration as such may be validly extended; or

(e)	(without prejudice to the generality of Sub-Clause 8.1(b) and (c)) for any reason whatsoever the provisions of Clause 6.22 are not complied with and/or, the Ship ceases to comply with the ISM Code; or

(f)	(without prejudice to the generality of sub-Clause 8.1(b) and (c)) for any reason whatsoever the provisions of Clause 6.23 are not complied with and/or, the Ship ceases to comply with the ISPS Code; or

(g)	any other Event of Default specified in Clause 10.1 of the Loan Agreement or in any other Security Document, occurs; or

9.	ENFORCEABILITY AND POWERS OF THE MORTGAGEE

9.1	Upon the happening of any of the Events of Default set out in Clause 8.1 to 8.8 (both incl.) which is continuing, but without the necessity for any Court’s order or any declaration to be made in any jurisdiction to the effect that an Event of Default has occurred (and whether prior to or after the Mortgagee having made demand on the Owner as referred to in Clause 10.2 of the Loan Agreement) the Secured Indebtedness together with interest accrued and other moneys owing in respect thereof shall immediately become due and payable to the Mortgagee, and the security created by this Deed and the

Mortgage shall become immediately enforceable and the Mortgagee shall (whether or not any such demand shall have been made) become forthwith entitled as and when it may see fit to put into force and to exercise all the powers possessed by it as mortgagee and chargee of the Mortgaged Property and in particular (but without limitation):
(a)	to take possession of the Ship (whether actually or constructively) and/or otherwise to take control of the Ship, wherever the Ship may be, without legal process and (other than to the extend provided as a matter of law) without any liability of the Mortgagee or any Receiver for any losses or damages incurred thereby and the Owner shall forthwith upon being required to do so surrender possession and control of the Ship to the Mortgagee or any Receiver at its own cost and expense whereupon (inter alia) the Master, officers and crew shall comply with the instructions given from time to time by or on behalf of the Mortgagee or any such Receiver;

(b)	to require that all policies, contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate;

(c)	to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or any Requisition Compensation and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(d)	to take over or institute (if necessary using the name of the Owner) all such proceedings in connection with the Ship, the Insurances, the Earnings or any Requisition Compensation as the Mortgagee in its absolute discretion think fit and to discharge, compound, release or compromise claims against the Owner in respect of the Ship which have given or may give rise to any charge or lien on the Ship or which are or may be enforceable by proceedings against the Ship;

(e)	To sell the Ship or any share or interest therein with or without prior notice to the Owner and with or without the benefit of a charter by public auction or private contract at such place and upon such terms as the Mortgagee or any Receiver in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof and/or themselves to purchase the Ship at any such public auction and to set off the purchase price against all or any part of the Secured Indebtedness;

(f)	to manage, insure, maintain and repair the Ship and to employ or sail or lay up the Ship in such manner and for such period as the Mortgagee or any Receiver in their/its absolute discretion deem expedient and for the purposes aforesaid the Mortgagee or such Receiver shall be entitled to do all acts and things incidental or conductive thereto and in particular to enter into such arrangements respecting the Ship her insurance, management, maintenance, repair, classification and employment in all respects as if the Mortgagee or such Receiver were the owner of the Ship and without being responsible for any loss thereby incurred;

(g)	to recover from the Owner on demand any such losses as may be incurred by the Mortgagee or any Receiver in or about the exercise of the power vested under sub-clause (f) above with interest thereon at the rate provided for in Clause 2.3 from the date when such losses were incurred by the Mortgagee or any Receiver until the date of payment whether before or after any relevant judgement; and

(h)	to recover from the Owner on demand all expenses payments and disbursements incurred by the Mortgagee or any Receiver in or about or incidental to the exercise by it of any of the powers aforesaid together with default interest thereon at the rate prescribed in Clause 2.3 from the date when such expenses, payments or disbursements were incurred by the Mortgagee or any Receiver until the date of payment whether before or after any relevant judgement.
9.2	(a)	At any time after the Secured Indebtedness shall have become due and payable in accordance with a notice given by the Mortgagee to the Owner pursuant to Clause 10.2 of the Loan Agreement, the Mortgagee shall (in addition to the other powers described in this Clause 9) be entitled (but not bound) by an instrument in writing under its Common seal or under the hand of any director or officer of the Mortgagee to appoint any person or persons to be a Receiver of the Mortgaged Property or any part thereof (with power to authorise any joint receiver and/or manager to exercise any power independently of any other joint receiver and/or manager) and may from time to time fix his remuneration, and may remove any Receiver so appointed and appoint another in his place. Any Receiver so appointed shall be the Mortgagee of the Owner and the Owner shall be solely responsible for his acts or defaults and for his remuneration, and such Receiver so appointed shall have all powers conferred by the Law of Property Act 1925 without the restrictions contained in Sections 93 and 103 of that Act and, in addition, power on behalf of and at the cost of the Owner (notwithstanding any liquidation of the Owner) to do or omit to do anything which the Owner could do or omit to do in relation to the Mortgaged Property or any part thereof and in particular (but without prejudice to the generality of the foregoing) any such Receiver may exercise all the powers and discretions conferred on the Mortgagee by the Mortgage and this Deed.
(b)	Any Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved, upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm, without being limited to the maximum rate specified in Section 109(6) of the Law of Property Act 1925.
9.3	The Mortgagee or any Receiver shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under the Mortgage and/or this Deed or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under Clause 9.1 and 9.2, the Mortgagee or any such Receiver shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements in respect of the Ship, her insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee or any such Receiver was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee or any such Receiver doing or omitting to do any such acts or things as aforesaid.

9.4	Neither the Mortgagee nor any Receiver nor its respective agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under the Mortgage and this Deed (or either of them) in the absence of wilful misconduct or gross negligence.

9.5	Neither the Mortgagee nor any Receiver shall, by reason of the taking possession of the Ship, be liable to account as mortgagee-in-possession in respect of all or any of the Mortgaged Property or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission of any nature whatsoever in connection therewith for which a mortgagee-in-possession might be liable as such.

9.6	Upon any sale of the Ship or any share or interest therein by the Mortgagee or by any Receiver pursuant to Clause 9.1(e), the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee or any such Receiver and shall operate to divest title and ownership on the Ship to the purchaser not-withstanding the observance or not by the Mortgagee or any such Receiver of the terms and conditions therefor which are set forth herein and the receipt of the Mortgagee or any such Receiver for the purchase moneys shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to transfer full and complete title and benefit to the purchaser and to divest the Owner of all rights, title and interest of any nature whatsoever in the Ship and to bar any such interest of the Owner and all persons claiming through, by or under the Owner.

9.7	The Owner hereby waives the entitlement conferred by Section 93 of the Law of Property Act 1925 and agrees that Section 103 of that Act shall not apply to the security created by the Mortgage and this Deed. For the avoidance of doubt, the powers of the Mortgagee and any Receiver by virtue of the Mortgage and this Deed shall not be limited to those specified in Section 101 of the Law of Property Act 1925. For the purposes of all powers conferred by statute the Secured Indebtedness shall be deemed to have become due and payable on the date hereof.

10.	APPLICATION OF MONIES

10.1	All moneys received by the Mortgagee or any Receiver in respect of:
(a)	a sale of the Ship or any share or interest therein; or

(b)	any recovery under the Insurances (other than any such sum or sums as may have been received by the Mortgagee in accordance with proviso (b) to Clause 2.1 of the General Assignment in respect of a Major Casualty (as therein defined) and which has or have been paid over to the Owner as therein provided) ; or

(c)	any Requisition Compensation; or

(d)	net profits arising out of the employment of the Ship pursuant to Clause 9.1(f); or

(e)	otherwise received by the Mortgagee or any Receiver pursuant to the Mortgage or this Deed, shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charge and other moneys whatsoever (together with interest thereon under Clause 2.3) as may have been incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Clause 7 and Clause 9 or any of them and the balance shall be applied in discharge of the Secured Indebtedness in the manner provided for in Clause 11.3 of the Loan Agreement.

In the event that such moneys are insufficient to pay the Secured Indebtedness in full shall be entitled to recover the balance from the Owner or any other person liable therefor.

11.	DELEGATION

The Mortgagee at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee or any Receiver under the Mortgage and this Deed (or either of them) in relation to the Ship. Any such delegation may be made upon such terms and subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Owner for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate.

12.	INDEMNITIES

12.1	The Owner will indemnify and save harmless the Mortgagee and each Receiver and each agent or attorney appointed under or pursuant to this Deed from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee or any Receiver or such agent or attorney:
(a)	in the exercise or purported exercise of any rights, powers or discretions vested in it pursuant to the Mortgage and this Deed (or either of them); or

(b)	in the preservation or enforcement of the Mortgagee’ or any Receiver’s rights under the Mortgage and this Deed (or either of them); or

(c)	on the release of the Ship or any share or interest therein from the security created by the Mortgage and this Deed (or either of them)

and the Mortgagee or any Receiver and each such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by the Mortgage and this Deed (or either of them). All such amounts recoverable by the Mortgagee or any Receiver or such agent or attorney shall be recoverable on a full indemnity basis.
12.2	If any sum due from the Owner under or in connection with the Loan Agreement, the Mortgage and this Deed (or any of them) or under any order or judgement given or made in relation to the Loan Agreement, the Mortgage and this Deed (or any of them) has to be converted from the currency (the “first currency”) in which the same is payable under the Loan Agreement, the Mortgage and this Deed (or any of them) or under such order or judgement into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Owner (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to the Loan Agreement, the Mortgage and this Deed (or any of them), the Owner shall indemnify and hold harmless the Mortgagee from and against any loss or damage suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Mortgagee may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in or towards satisfaction of any such order, judgement, claim or proof.

12.3	The indemnity contained in this Clause 12 shall apply irrespective of any indulgence granted to the Owner from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Mortgagee and any amount due from the Owner under this Clause 12 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Loan Agreement, the Mortgage and the Deed (or any of them).

13.	POWER OF ATTORNEY

13.1	The Owner, by way of security and in order more fully to secure the performance of the Owner’s obligations under the Mortgage and this Deed, HEREBY IRREVOCABLY APPOINTS (such appointment being coupled with an interest of the Mortgagee) the Mortgagee as its attorney for the duration of the Security Period for the purposes of:
(a)	doing in its name all acts which the Owner itself could do in relation to or in connection the Mortgaged Property and executing signing and (if required) registering in its name all documents which the Owner itself could do, execute, sign or register in relation to the Ship (including but without limitation the execution of bills of sale for the Ship transferring title to the Ship to a third party)

PROVIDED HOWEVER that such power shall not be exercisable by or on behalf of the Mortgagee until the Secured Indebtedness shall have become repayable on demand (whether or not such demand shall have been made) under Clause 10.2 of the Loan Agreement hereof and the Mortgage and this Deed shall have become immediately enforceable pursuant to Clause 9; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further assurance document, act or thing as is referred to in Clause 13.
13.2	The exercise of such power as is referred to in Clause 13.1 by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether the Loan have become repayable on demand and/or the Mortgage and this Deed have become enforceable nor shall such person be in any way affected by notice that such security has not become repayable and/or the Mortgage and this Deed have not become enforceable and in relation to both Clauses 13.1(a) and (b) and the exercise by the Mortgagee of such power shall be conclusive evidence of its rights to exercise the same.

14.	FURTHER ASSURANCES

The Owner hereby further undertakes at its own expense to execute, sign, perfect, do and (if required) register every such further assurance document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Mortgaged Property or perfecting the security constituted by the Security Documents.

15.	EXPENSES

The Owner covenants that it will pay to the Mortgagee and any Receiver (or as they/it may direct) on demand the amount of all investigation and legal expenses of any kind whatsoever (inclusive of value added tax thereon) stamp duties (if any) registration fees and any other charges incurred by the Mortgagee or any Receiver or for which the Mortgagee or any Receiver may become liable in connection with (a) the negotiation, preparation, completion and (if required) registration of the Loan Agreement, the Mortgage and the other Security Documents and the preserving or enforcing of, or attempting to preserve or enforce, the security created by the Mortgage and this Deed or otherwise in connection with the Secured Indebtedness and the security therefor; and (b) any variation of, or amendment or supplement to, any of the terms of, or any consent or waiver required from the Mortgagee or any Receiver in relation to, the Loan Agreement and the Security Documents (or any of them), and in each case, regardless of whether the same is actually implemented, completed or granted as the case may be.

16.	NOTICES

The provisions of Clause 15.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under the Mortgage and this Deed.

17.	ASSIGNMENT

The provisions of Clause 13 of the Loan Agreement shall, mutatis mutandis, apply in relation to the ability of the Mortgagee to assign its rights under the Mortgage and/or this Deed to the effect that the security constituted by the Mortgage and/or this Deed and the covenants and obligations of the Owner under the Mortgage and/or this Deed shall enure to the benefit of such assignees of the Mortgagee.

18.	REPRESENTATIONS AND WARRANTIES

18.1	The Owner hereby represents and warrants that:
(a)	the Owner is the sole legal and beneficial owner of sixty-four sixty-fourth shares of and in the Ship and none of the said shares is subject to any mortgage, charge, lien, hypothecation, assignment, title retention or encumbrance of whatsoever nature or any other interest given by way of security (save as constituted by the Mortgage and this Deed);

(b)	the Owner has not sold or transferred, or agreed to sell or transfer, the Ship or any part thereof;

(c)	the representations and warranties contained in Clause 6 of the Loan Agreement are true and correct with respect to the facts and circumstances existing at the date of this Deed and are hereby repeated and restated as if set out in full herein; and

(d)	the Owner has the power as security for the Secured Indebtedness to mortgage its property including the Ship and to assign the Insurances, Requisition Compensation and the Earnings of the Ship in favour of the Mortgagee.
18.2	The Owner hereby further represents and warrants to the Mortgagee that:
(a)	all applicable Environmental Laws and Environmental Approvals in relation to the Ship, her operation and management and the business of the Owner (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

(b)	no Environmental Claim has been made threatened against the Owner, the Manager or otherwise in connection with the Ship;

(c)	no Environmental Incident has occurred; and

(d)	the Ship will be in full compliance with the provisions of the ISM Code and ISPS Code.
19.	MISCELLANEOUS

19.1	Any provision of the Security Documents prohibited by or unlawful or unenforceable under any applicable law shall (to the extent required by such law) be ineffective without modifying the remaining provisions of the Security Documents but where the provisions of any such applicable law may be waived they are hereby waived to the full extent permitted by such law to the end that the Security Documents shall be valid and binding documents enforceable in accordance with their respective terms.

19.2	For the purposes of enforcement, the interest rate in respect of each Interest Period and the Default Rate, the occurrence of an Event of Default and in particular the failure of the Owner to pay any amount due when it was due and the amount at any time due from the Owner under the Loan Agreement, the Mortgage and this Deed shall be proved by a Certificate of the Mortgagee, which it is hereby agreed that it shall be conclusive and binding upon the Owner (save for manifest error).

19.3	This Deed may be executed in several counterparts, each of which shall be an original, but which together shall constitute but one and the same document.

19.4	No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

20.	LAW AND JURISDICTION

20.1	This Deed shall be governed and construed in accordance with the laws of the Commonwealth of the Bahamas.

20.2	Subject to Clause 20.3, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Mortgage and this Deed (or either of them) and the Owner hereby waives any objections to proceedings with respect to the Mortgage and this Deed (or either of them) in such courts on the grounds of venue or inconvenient forum.

20.3	Clause 20.2 is for the exclusive benefit of the Mortgagee and any Receiver, each of which reserves the right:
(a)	to commence proceeding in relation to any matter which arises out of or in connection with the Mortgage and this Deed (or either of them) in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Owner shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with the Mortgage and this Deed (or either of them).

20.4	Further, the Owner agrees that any summons, writ or other legal process issued against them in England shall be served upon Messrs. Atlas Maritime Services Limited, currently located at Enterprise House, 113-115 George Lane, London, England, or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Owner. Provided, however, that the Owner further agrees that in the event that (i) Messrs. Atlas Maritime Services Limited close or fail to maintain a business presence in England, or (ii) the Mortgagee, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the laws of England, then any summons, writ or other legal process issued against them in England may be served upon Messrs. The Law Debenture Corporate Services Limited, currently located at 5th Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Owner. The Mortgagee is hereby irrevocably appointed by the Owner as the duly authorised attorney of the Owner for the purpose of appointing the Process Agent for English Proceedings as provided herein. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Mortgagee to the Owner in accordance with Clauses 15.1 of the Loan Agreement. Finally, the Owner hereby waives any objections to the inconvenience of England as a forum and the parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with this Deed.

20.5	Nothing in this Clause 20 shall exclude or limit any right which the Mortgagee or any Receiver may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgement or any similar or related matter in any jurisdiction (including, without limitation any jurisdiction where any part of the Mortgaged Property may be located) nor shall the taking of proceedings with respect to the Mortgage and this Deed (or either of them) in any jurisdiction preclude the Mortgagee or any Receiver from taking proceedings in any other jurisdiction or jurisdictions, whether concurrently or not.

20.6	Without prejudice to the generality of this Clause 20 the Mortgagee or any Receiver shall have the right to arrest and take action against the Ship at whatever place the Ship shall be found lying and for the purpose of any action which the Mortgagees may bring before the Courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee or any Receiver may bring against the Ship, any writ, notice, judgement or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Ship (or upon anyone acting as the Master) and such service shall be deemed good service on the Owner for all purposes.

20.7	The parties further agree that subject to Clause 20.3, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Mortgage and this Deed (or either of them) and the Owner hereby waives any objections to proceedings with respect to the Mortgage and this Deed (or either of them) in such courts on the grounds of venue or inconvenient forum.

20.8	If it is decided by the Mortgagee that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Owner and it is agreed and undertaken by the Owner to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Owner agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Owner and shall be enforceable without review in the courts of any other jurisdiction.

20.9	The Owner hereby appoints Mr. Ioannis Fassolis, an Attorney-at-Law, whose present address is at 15 Sachtouri Street, 185 36, Piraeus, Greece, as agent to accept service in Greece (hereinafter called the “Process Agent for Hellenic Proceedings”) upon whom any judicial or extra-judicial process in Greece may be served as well as any notice, request, demand payment order or other communication under the Mortgage and this Deed. In the event that the Process Agent for Hellenic Proceeding (or any substitute process agent notified to the Mortgagee in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Mortgagee), which will be conclusively proved by a deed of a process server that the process agent cannot be found at such address, any judicial process in Greece and any notice, request, payment order, announcement of claim, demand or other communication to be sent to the Owner may be validly effected in accordance with the procedure provided by the relevant law. In case, however, that such Process Agent is found at any other address, the Mortgagee shall have the right to serve the documents either on such Process Agent at such address or in accordance with the procedure provided by the relevant law.
In this Clause 20 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS WHEREOF, the parties hereto have caused this Deed to be duly executed the date first above written.
THE OWNER

Signed and Delivered as a Deed	)
By Mr. Ion Varouxakis	) /s/ Ion Varouxakis
for and on behalf of	)
ADVENTURE NINE S.A.	)
of Marshall Islands, in the presence of:	)

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address:	15, Sachtouri Street, Pireas, Greece
	Occupation:	Attorney-at-Law

THE MORTGAGEE

EXECUTED as a DEED	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)

by Mr. Nikolaos Vougioukas	)

its duly authorised Attorney-in-fact,	)	/s/ Nikolaos Vougioukas

in the presence of:	)	Attorney-in-fact

Witness:	/s/ Maria C. Galanopoulou
Name:	Maria C. Galanopoulou
Address:	13, Defteras Merarchias street, Pireas, Greece
Occupation:	Attorney-at-law